Exhibit 10.1

PROMISSORY NOTE

$7,197,143.21	New York, New York
May 29, 2009

FOR VALUE RECEIVED, the undersigned, WebMediaBrands Inc., a Delaware corporation with a business address at 23 Old Kings Highway South, Darien, CT 06820 (“WMB”), and Mediabistro.com, Inc., a Delaware corporation with a mailing address of 475 Park Avenue South/4th Floor, New York, NY 10016 (“Mediabistro” and collectively with WMB the “Maker”), jointly and severally promise to pay to the order of Alan M. Meckler (the “Payee”) or any subsequent assignee or holder hereof (Payee or any subsequent assignee or holder hereof sometimes being hereinafter referred to as “Holder”) at 435 East 52nd Street New York, NY 10022, or at such other address as Holder may designate from time to time in writing, the principal sum of SEVEN MILLION ONE HUNDRED NINETY SEVEN THOUSAND ONE FORTY THREE AND  21/100 DOLLARS ($7,197,143.21) or so much thereof as remains unpaid to Holder from time to time, together with: (i) interest on the principal balance outstanding from time to time, from the date hereof until said balance shall have been paid in full, at the rate and in the manner hereinafter provided; (ii) all taxes levied or assessed on this Note or the debt evidenced hereby against the Holder and (iii) all costs and expenses, including reasonable attorneys’ fees, incurred in collecting or attempting to collect the indebtedness evidenced by this Promissory Note (the “Note”) or to realize on any collateral securing this Note or to protect or sustain the lien of the Lender, or in any litigation or controversy arising from or connected with this Note or any security for this Note.

1. Principal and Interest.

a. Interest on the outstanding principal amount of this Note shall accrue at the rate of Four and  70/100 percent (4.70%) per annum. Interest shall be calculated for the actual number of days elapsed on the basis of a 365 day year, including the first date of the applicable period to, but not including, the date of repayment. Following the occurrence and continuation of an Event of Default (as defined herein) or after maturity and including the period after any judgment has been rendered with respect hereto, the interest rate payable hereunder shall increase by two percent (2%) per annum from the date of the occurrence of such Event of Default until written waiver of the Event of Default by Holder or payment of all principal, interest and other amounts due hereunder in full.

b. Interest only shall be payable monthly in arrears commencing on July 1, 2009 and continuing on the 1st day of each succeeding calendar month until June 1, 2014. Thereafter, monthly principal and interest payment in the amount of $55,796.16 shall be payable in consecutive monthly installments commencing July 1, 2014 and continuing on the 1st day of each succeeding calendar month thereafter. The outstanding principal amount of this Note, together with all interest accrued thereon and all other amounts due and payable by the Maker hereunder and under the security or other documents, instruments and agreements executed in connection with this Note (collectively the “Loan Documents”) shall be due and payable in full on May 29, 2016.

c. For each month or portion thereof that any principal balance of this Note remains outstanding, the Maker shall pay the Holder an accommodation fee of Forty Thousand Dollars ($40,000) (the “Accommodation Fee”). The Accommodation Fee shall be payable with each monthly installment of interest due hereunder commencing with the first installment on July 1, 2009 and continuing on the 1st day of every month thereafter. For the avoidance of doubt, the final Accommodation Fee will be due and payable with the final payment (whether at maturity or due to a default or acceleration) that discharges the remaining principal balance of this Note.

2. Representations. Each Maker hereby represents and warrants as follows:

(a) Each Maker is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to conduct its business.

(b) Each Maker is duly qualified and/or licensed to conduct its business, and is in good standing in each of the jurisdictions in which it conducts its business except where the failure to so qualify would not have a material adverse effect on the business, assets, liabilities or operations of a Maker.

(c) Each Maker has full power and authority to execute and deliver this Note and to perform its obligations hereunder.

(d) Each Maker has duly executed and delivered this Note. This Note is a legal, valid and binding obligation of each Maker, enforceable against such Maker in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(e) Since March 31, 2009, there has been no event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would constitute, result in or have a material adverse effect on a Maker or its business, assets, liabilities or operations.

3. Events of Default. The entire unpaid principal sum hereof and all accrued and unpaid interest thereon shall at once become due and payable upon the occurrence of any of the following events for any reason (each, an “Event of Default”): (a) the failure by Maker to fully pay any installment of principal or interest due hereunder within 30 business days after the same shall have become due; (b) if either Maker shall become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, shall suspend its business operations or a material part thereof or make an assignment for the benefit of creditors, shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver or other custodian for it or any of its property or such trustee, receiver or custodian shall be otherwise appointed, or shall commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction; or (c) the dissolution or liquidation of either Maker, or the taking of any company or corporate action by either Maker for the purpose of facilitating the same.

Upon the occurrence and continuation of an Event of Default hereunder, Holder may, at its election in its sole and absolute discretion, (x) declare the entire outstanding balance under this Note to be, and this Note shall thereupon be and become, immediately due and payable and/or (y) exercise any other rights and/or remedies available to Holder at law, in equity or under this Note. In the case of an Event of Default of the character described in clause (b) above, the principal of this Note shall forthwith become due and payable, together with interest accrued thereon (including any interest accruing after the commencement of any action or proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Maker shall forthwith upon any such acceleration pay to the Holder the entire principal of and interest accrued on the Note.

4. Change of Control. In the event of a “Change of Control” (as defined herein) of either Maker the remaining principal balance and all accrued and unpaid interest of this Note may, at the election of the Holder and upon written notice to the Maker, be due and payable concurrently with the closing of such event which constitutes a Change of Control. A “Change of Control” shall be (a) any sale of all or substantially all of a Maker’s assets or equity interests (whether in a single transaction or a series of related transactions) to an independent third party that is not controlled by, or affiliated with, WMB or (b) any merger, consolidation, restructuring or reorganization of a Maker with or into another company through one or a series of related transactions if WMB or the common equity holders of WMB, as the case may be, immediately prior to the transaction possess less than 50% of the voting power of the surviving entity immediately after such transaction.

5. Mirror Note. The Payee has funded this Note with a portion of the proceeds of the Promissory Note dated May 29, 2009 (the “Mirror Note”) of Payee and Ellen L. Meckler (“Ellen”) to Bank of America, N.A. (“BOA”) in the original principal amount of $9,225,000. Payee and Maker intend that the principal and interest payments hereunder will be utilized by Payee to make payments due under the Mirror Note. Notwithstanding anything herein to the contrary, this Note must be repaid in full if Payee is required to repay the Mirror Note whether due to an Event of Default by Maker under this Note or otherwise. Until this Note is paid in full, Maker shall pay any and all of Payee’s or Ellen’s reasonable out of pocket costs or expenses (including without limitation, attorney’s fees, title insurance fees, recording costs and mortgage taxes) related to, arising out of, or in connection with, the execution, delivery and negotiation this Note or the Mirror Note or the transactions contemplated hereby or thereby and any enforcement or collection proceedings related to this Note or the Mirror Note.

6. Waiver. Maker hereby waives demand, presentment, protest, notice of protest, notice of dishonor, diligence in collection, notice of nonpayment and all notices of a like nature in connection with this Note. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. Any term of this Note may be amended or waived with the written consent of the Maker and the Holder.

7. Prepayment. This Note may be prepaid at any time, in whole or in part, at the option of Maker, without penalty or premium. All payments hereunder, including, without limitation, any partial prepayment, shall be applied first to all costs and expenses due to Holder pursuant to the terms of this Note, then to accrued and unpaid interest and the balance, if any, to principal outstanding hereunder. Any repayment upon a Change of Control or any other prepayment shall be made directly to BOA if the Mirror Note continues to remain outstanding and this Note is collateral for the Mirror Note.

8. Jury Trial Waiver. Maker and Holder waive their right to a jury trial in connection with any action arising under or relating to this Note. Maker and Holder acknowledge that they make these waivers knowingly, voluntarily and only after consideration of the ramifications of these waivers with their respective legal counsel.

9. Successors and Assigns. This Note shall inure to the benefit of Holder and its successors and assigns and shall be binding upon Maker and any successor to its business, whether by merger or otherwise. Neither Maker may assign or delegate its obligations or responsibilities under this Note without Holder’s prior written consent. Maker consents to the collateral assignment of this Note to BOA in connection with the Mirror Note.

10. Joint and Several. Each Maker and each and every other endorser, guarantor and surety of this Note, and all others who may become liable for all or any part of this obligation, do hereby agree that their liability hereunder shall be joint and several and hereby waive demand, presentment for payment, protest, notice of protest and notice of nonpayment of this Note, and do hereby consent to any number of renewals or extensions of the time of payment hereof, and agree that any such renewal or extension may be without notice to any of said parties and without affecting their liability hereunder, and further consent to the release of any part or parts or all of the security for the payment hereof and to the release of any party or parties liable hereon, all without affecting the liability of the other persons, partnerships or corporations liable for the payment of this Note.

11. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts made and to be wholly performed within said State. Each Maker irrevocably and unconditionally agrees that any legal action arising under or in connection with this Note is to be instituted in the state or federal courts located in the State of New York.

12. Invalidity. Any term or provision of this Note that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Notwithstanding any provisions of this Note to the contrary, the rate of interest and other amounts to be paid by Maker to Holder under this Note shall not exceed the highest or the maximum rate of interest permitted to be charged by Holder under applicable laws. Any amounts paid by Maker to Holder in excess of such rate shall be deemed to be partial prepayments of principal hereunder.

WebMediaBrands Inc.

By:	/s/ Mitchell S. Eisenberg
Its	EVP and General Counsel

Mediabistro.com, Inc.

By:	/s/ Mitchell S. Eisenberg
Its	EVP and General Counsel

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